Exhibit 10.60

                GROUP LONG DISTANCE, INC. ANNOUNCES ACQUISITIONS

Pompano Beach, Florida. April 16, 2001. (Business Wire). Group Long Distance, Inc. (Pink Sheets: GLDI) ("Group Long Distance") announced today that it has completed its previously announced acquisition of all of the outstanding securities of HomeAccess MicroWeb, Inc. ("HomeAccess"), a subsidiary of Quentra Networks, Inc.

In connection with the acquisition, Group Long Distance delivered cash in the amount of $100,000 and 200,000 shares of a new Series A Preferred Stock. The Series A Preferred Stock has a liquidation preference of $20 per share, does not pay any dividends or have any voting rights, and can be converted into shares of Group Long Distance common stock on the basis of one share of Series A Preferred Stock for ten shares of common stock.


Separately, Group Long Distance announced today that it has acquired 80% of the outstanding shares of common stock of HA Technology, Inc. in exchange for 7,800,000 shares of common stock of Group Long Distance. HA Technology holds a license to market and distribute HomeAccess (TM) technology in certain geographic areas.

Simultaneously with the acquisition, Group Long Distance entered into an agreement pursuant to which Group Long Distance has agreed to acquire the remaining 20% of the outstanding shares of common stock of HA Technology in exchange for 2,200,000 shares of Group Long Distance common stock. The acquisition by the Company of the remaining 20% of the outstanding shares of common stock of HA Technology is subject to certain conditions, including an increase in the number of authorized shares of common stock of Group Long Distance.

         As a result of the acquisition, Barbara Conrad is now the majority shareholder of Group Long Distance, and a "change in control" of Group Long Distance has occurred. In addition, Jerry Conrad, Mrs. Conrad's husband, has been named the Chairman of the Board and Chief Executive Officer of Group Long Distance. Glenn Koach remains as the President and Chief Operating Officer of Group Long Distance and Peter Wachtell has been named as a member of the Board of Directors of Group Long Distance.

About Group Long Distance, Inc.
-------------------------------

Group Long Distance is a long distance telecommunications provider. Group Long Distance utilizes special network contracts to provide its customers with products and services through major nationwide providers of telecommunications services. Group Long Distance is located in Pompano Beach, Florida.

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About HomeAccess MicroWeb, Inc.
-------------------------------

Based in Irvine, California, HomeAccess MicroWeb, Inc. deploys HomeAccess(TM) brand software information and e-commerce service and systems. HomeAccess(TM) provides the complete solution for connecting consumers to the web, including Web telephone appliances and integrated peripherals, such as bar-code scanners, an ATM interface Micro Browser, email boxes, smart cards and Internet dial-up access. Consumers are provided with a "personal portal" to HomeAccess(TM) content and services that include messaging, news and information, financial services, bill presentation and payment, travel and entertainment, directory search, localized shopping and personal productivity services. For more information, visit the company's website at www.homeaccess.net.

This press release contains certain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including the risk that the acquisition of the remaining 20% of HA Technology described above may not be consummated.

Contact: Group Long Distance, Inc.
Glenn S. Koach, President and COO
(954) 788-7871, ext. 26
gkoach@gldnet.com
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